Exhibit 5.1

November 17, 2025

Boardwalk Pipeline Partners, LP

Boardwalk Pipelines, LP

9 Greenway Plaza, Suite 2800

Houston, TX 77046

Ladies and Gentlemen:

We have acted as counsel to Boardwalk Pipelines, LP, a Delaware limited partnership (the “Operating Partnership”), and Boardwalk Pipeline Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of (i) the offering and sale by the Operating Partnership of $550,000,000 aggregate principal amount of 5.375% Senior Notes due 2036 (the “Notes”) and (ii) the offering and sale of the guarantee (the “Guarantee”) by the Partnership of the Notes. The Notes and the Guarantee are referred to collectively herein as the “Securities.” The Securities will be issued and sold pursuant to the Underwriting Agreement dated November 13, 2025 by and among Boardwalk GP, LLC, Boardwalk GP, LP, the Partnership, Boardwalk Operating GP, LLC, the Operating Partnership and Barclays Capital Inc., Citigroup Global Markets Inc., MUFG Securities Americas Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters (the “Underwriting Agreement”).

The Securities are being offered and sold pursuant to a prospectus supplement dated November 13, 2025 (the “Prospectus Supplement”) filed with the Securities and Exchange Commission pursuant to Rule 424(b) on November 14, 2025, to the prospectus dated September 15, 2023 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in and forming part of the Registration Statement on Form S-3 (Registration No. 333-274067) (as amended, the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.

The Securities are to be issued as securities pursuant to that certain Indenture, dated as of August 21, 2009, between the Partnership, the Operating Partnership and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended by the third supplemental indenture thereto dated as of April 18, 2013 (which we refer to as, as so amended, the “Base Indenture”), and to be supplemented by the Eleventh Supplemental Indenture thereto, to be dated as of November 24, 2025 (the “Supplemental Indenture”), by and among the Partnership, the Operating Partnership and the Trustee (the Base Indenture, as so amended by the Supplemental Indenture, the “Indenture”).

Vinson & Elkins LLP Attorneys at Law Austin Dallas Denver Dubai Dublin Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	845 Texas Avenue, Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

November 17, 2025 Page 2

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus Supplement and the Prospectus; (ii) the Partnership’s Fourth Amended and Restated Agreement of Limited Partnership; (iii) the Operating Partnership’s Agreement of Limited Partnership; (iv) the Underwriting Agreement; (v) the Base Indenture and the Supplemental Indenture and (vi) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Based upon and subject to the foregoing and the assumptions, limitations and qualifications set forth herein, we are of the opinion that when the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement:

1. the Notes will constitute valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting enforcement of the rights and remedies of creditors or by general principles of equity, and will be entitled to the benefits of the Indenture; and

2. the Guarantee will constitute a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting enforcement of the rights and remedies of creditors or by general principles of equity, and will be entitled to the benefits of the Indenture.

The opinions expressed herein are qualified in the following respects:

1. As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Operating Partnership and the Partnership.

2. We have assumed that (i) all information contained in all documents submitted to us for review is accurate and complete; (ii) each such document submitted to us as an original is authentic and each such document submitted to us as a copy conforms to an authentic original of such document; (iii) all signatures on each document examined by us are genuine; (iv) each certificate from governmental officials reviewed by us is accurate,

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complete and authentic, and all official public records are accurate and complete; (v) each natural person signing any document reviewed by us had the legal capacity to do so and each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (vi) the Supplemental Indenture will be duly executed and delivered by the parties thereto in substantially the form reviewed by us or with changes that do not affect the opinions given hereunder and (vii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the underwriters named therein.

3. The opinions are limited in all respects to the laws of the State of Delaware, the laws of the State of New York and the federal laws of the United States of America. We do not express any opinions as to the laws of any other jurisdiction.

4. We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.